                                                                    EXHIBIT 99.l

                  American Century Investment Management, Inc.
                                4500 Main Street
                              Kansas City, MO 64111

                                  May 24, 2006

American Century Growth Funds, Inc.
4500 Main Street
Kansas City, MO  64111

     RE: Initial Capital Agreement

Ladies and Gentlemen:

     In order to provide American Century Growth Funds, Inc. ("ACGF") with the initial capital required pursuant to Section 14 of the Investment Company Act of
1940, as amended, American Century Investment Management, Inc. ("ACIM") is
hereby purchasing from ACGF 10,000 shares of beneficial interest, $0.01 par value, of Institutional Class shares of Legacy Large Cap, a series of ACGF (the
"Shares"), at a purchase price of $10.00 per Share, for a total purchase price of $100,000.

     ACIM is aware that the Shares have not been registered under the Securities
Act of 1933, as amended (the "1933 Act"), on the basis that the sale of such shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on ACIM's representation and warranty to ACGF that the Shares are being acquired for
ACIM's own account for investment purposes and not with a view to the distribution or redemption thereof, and that ACIM has no present intention to dispose of the Shares. ACIM further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the
1933 Act.

                                  Sincerely,

                                  AMERICAN CENTURY INVESTMENT
                                  MANAGEMENT, INC.

                                  By: /s/ Otis H. Cowan
                                     -------------------------------------------
                                     Otis H. Cowan
                                     Assistant Secretary